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AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

           THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this "Amendment") is entered into this 10th day of April, 2002 (the "Amendment Date") by and between BMC Industries, Inc. (the "Company") and Paul B. Burke ("Executive") with respect to that certain Executive Employment Agreement dated January 1, 1999 (the "Agreement"). In consideration of the parties' respective undertakings and covenants herein and in the Agreement, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the Company and Executive hereby agree as follows:

           1.        Definitions, References, etc. Unless otherwise defined herein, each capitalized term used herein shall have the meaning (if any) provided therefor in the Agreement. Unless otherwise specified herein, each provision hereof shall take effect on the Amendment Date. In the case of any inconsistency between this Amendment and the Agreement, this Amendment shall govern.

           2.        Duties. In addition to the duties stated in the Agreement, Executive's duties also include identifying and recruiting qualified candidates to succeed Executive as chief executive officer of the Company (subject in each case to approval by the Board). Executive and the Company acknowledge the possibility that the Company may hire a chief executive officer for each of its two principal operating units, that the two so hired may jointly act as chief executive officer of the Company, and that the Company's doing so (with approval of the Board) will constitute completion of Executive's additional duties under this paragraph 2. The date on which such successor (or, if two are hired, the second of them) commences work at the Company as chief executive officer shall be the "Succession Date." If the Succession Date is before December 31, 2002, then Executive shall, on the Succession Date, (a) resign from all positions as an officer and a director of the Company and (b) become an advisor to the Company for the period from the Succession Date through December 31, 2002. During such period, Executive's duties shall consist solely of advising the Board and officers of the Company, and he shall devote to such duties such time and attention as the Board may request from time to time, but shall not be required to devote time exceeding 25% of a full-time executive position.

           3.        Termination. Unless terminated earlier, the Agreement (and all of Executive's service) shall terminate on December 31, 2002 (and the automatic extension under Section 4(a) of the Agreement is hereby deleted).   Such termination shall be a termination under Section 4(b)(iii) of the Agreement, and this Amendment is the "mutual agreement in writing" referred to therein.

           4.        Compensation and Benefits.

                       (a)       Salary and Benefits. During the period from the Amendment Date through December 31, 2002 (or, if Executive resigns from his advisor position before December 31, 2002, then through the date of resignation), the Company shall continue to pay and provide to Executive the same salary and benefits as in effect immediately before the Amendment Date (except that any changes to benefit plans that apply to management employees of the Company in general shall also apply to Executive).

                       (b)       Bonus for 2002.  Executive's bonus for 2002 shall be determined on the same basis as that by which his bonus was determined for 2001 (provided, however, that such bonus for 2002 shall not be withheld or otherwise reduced solely because Executive is no longer employed by the Company when bonuses for 2002 are paid). If Executive resigns from his advisor position before December 31, 2002, then such bonus for 2002 shall be pro-rated through the date of resignation.

                       (c)       Stock Bonus Award. If the Succession Date is before December 31, 2002, then the Company shall award to Executive, within 10 days after the Succession Date, a Stock Bonus (as defined in the Company's Restated and Amended 1994 Stock Incentive Plan) consisting of so many shares of common stock of the Company ("Common Stock") as equals $50,000 divided by the average of the high and low publicly reported prices of Common Stock on the fifth trading day after the Succession Date.

                       (d)       Stock Option. The Company shall grant to Executive a non-statutory stock option to purchase 150,000 shares of Common Stock at an exercise price equal to 100% of the Fair Market Value of Common Stock on the date of such grant (and the Company shall grant such option to Executive at the time when the Company grants to its management employees known as the "Leadership Group" the options or other equity interests for 2002 now under consideration by the Board). Such option shall be subject to and represented by an agreement in form and substance customarily entered into for granting of non-statutory stock options by the Company, shall include the requirement that such option shall vest on the Succession Date (unless Executive has previously voluntarily terminated his employment, in which case such option shall terminate without vesting), and shall establish December 31, 2005, as the last date on which such option may be exercised.

                       (e)       COBRA.  If and to the extent that Executive elects to continue medical-expense coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and would, in the absence of this paragraph, have an obligation to pay any amount to the Company for such continued coverage, such obligation is hereby waived by the Company for any amount payable for the period beginning on the Termination Date and ending on the earlier of (i) the end of the 18-month period specified by COBRA or (ii) such date on which Executive and his dependants begin to receive medical-expense coverage under a plan of another employer (after satisfaction of any requirements for a waiting period or pre-existing conditions).

           5.        Extension of Certain Options. Reference is hereby made to certain options heretofore granted to Executive and identified below by date of grant. For each such option, Executive and the Company hereby acknowledge and agree that

                       (a)       the number of shares for which such option is now exercisable is that stated below under "Shares Exercisable" (and such option is not, and will not become, exercisable for any other shares); and

                       (b)       such option (and the Stock Option Agreement heretofore signed by the Company and Executive that governs such option) is hereby amended so that the last date on which such option may be exercised is that set forth below under "Last Exercise Date" (and, unless previously exercised, such option shall expire and cease to be exercisable at the close of business on the Last Exercise Date).

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           Date of Grant                           Shares Exercisable                               Last Exercise Date

           December 10, 1993                        160,000                                         December 9, 2003
           February 18, 1999                          300,000                                         December 31, 2005
           February 14, 2001                          150,000                                         December 21, 2005

           6.        Supplemental Pension.

                    (a)       Benefit.  If the Succession Date is on or before December 31, 2002 and Executive completes his other obligations under the Agreement and this Amendment, then the Company shall pay to Executive a retirement benefit of $7,917 per month, commencing on the first day of the month immediately following that which includes Executive's 60th birthday (and such first day shall be the "First Payment Date"). "Benefit" means amounts payable under this paragraph (a).

                    (b)       Survivor.  The individual to whom the Executive is married on the Amendment Date is his "Current Spouse." If Executive dies before payment of any Benefit and his Current Spouse survives until the First Payment Date, then the Company shall pay the Benefit to his Current Spouse, commencing on the First Payment Date.  If Executive dies after the first payment of a Benefit and his Current Spouse survives Executive, then the Company shall continue to pay the Benefit to his Current Spouse for the balance of her life.

                   (c)       Incapacity. If any person entitled to receive any Benefit shall be physically, mentally or legally incapable of receiving such Benefit or acknowledging receipt thereof, and no legal representative has been appointed for such person, the Company may (but shall not be required to) cause such Benefit to be paid to the institution having custody of such person, or to such person's spouse, children, parents or other relatives by blood or marriage or any other person determined by the Company to be responsible for such person (each a "Responsible Recipient"). The Company's good-faith payment of a Benefit based on its actual knowledge of the incapacity of such person and the existence of any Responsible Recipient shall be conclusive and binding on all persons, and such payment shall completely discharge the Company's obligation to pay such Benefit.

                    (d)       Nonassignability.  The Benefit is personal to Executive, and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, seizure or other disposition, including, without limitation, transfer by operation of law in the event of any person's bankruptcy or insolvency.

                    (e)       Effect on Plans.  The Benefit shall not be considered to be salary or other compensation for purposes of computing benefits to which any person may be entitled under any pension plan or other employee benefit plan or arrangement sponsored by the Company (in each case, unless otherwise specified in such Plan).

                    (f)       No Funding; Taxes.   The Benefit will not be funded by the Company and neither Executive nor any other person shall have any right, title or interest in any of the Company's assets or be preferred over general creditors of the Company with regard to any Benefit. Except for any taxes that the Company in fact withholds from any Benefit under section 6(n) of the Agreement, Executive (and each other person receiving a Benefit) shall pay and be responsible for all taxes owed with respect to such Benefit (including without limitation all income taxes and FICA taxes).

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                       (g)       Effect of Change in Control

 (i)        In the event of a Change in Control (as hereinafter defined) at a time when any Benefit remains unpaid, the Company shall, before the effective date of such Change in Control, create a trust in the form known as a "rabbi trust," appoint the Bank Trustee (as defined below) as trustee thereof, deposit with the trustee cash equal to the Present Value (as hereinafter defined) and instruct the trustee to apply the assets of the trust to pay the Benefit. If, at any time, the Benefit has been completely paid and any amount is then held by the trustee, then such amount shall be paid to the Company. (Notwithstanding the foregoing, however, if such Change in Control is a result of a proxy contest, unsolicited tender offer or other proceeding or transaction not requiring Company consent, then the Company shall take the actions required by the immediately proceeding sentence as soon as possible following the effective date of such Change in Control.) "Bank Trustee" means such national bank (or trust-company subsidiary thereof), as may be specified by Executive (subject to the Company's approval which shall not be unreasonably withheld or delayed), that is a member of the United States Federal Reserve system and has deposits of not less than $10 billion or, if Executive fails to specify a Bank Trustee, then such as the Company may select.

(ii)       For any Trust Notice, the "Present Value" shall be the present value of all future payments of the Benefit, determined as of the Trust Notice Date, using:

                                         (A)      a mortality factor based on life expectancy as of the Trust Notice Date, which life expectancy shall be

(1)       if Executive is then living and married to Current Spouse, the joint-and-survivor life expectancy of Executive and Current Spouse;

(2)       if Executive is not then living, but was married to Current Spouse when he died, the life expectancy of Current Spouse; or

                                                  (3)       if Executive is then living, but is not then married to Current Spouse, the life expectancy of Executive,

                                        in any case as specified under the 1994 Group Annuity Reserving Table; and

(B)       a discount rate equal to the monthly average yield on obligations of the United States Treasury, adjusted to a constant maturity of ten years, as published and made available by the Federal Reserve Board pursuant to its Federal Reserve Statistical Release (H.15(519)) last published before the date of such

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determination (or, if such Federal Reserve Statistical Release is not then published or does not then include such monthly average yield, as published in the most comparable publication which is then published and does include such monthly average yield).

                           (iii)      "Change in Control" means

(A)      a majority of the directors of the Company are persons other than (1) persons for whose election proxies have been solicited by the Board or (2) persons then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly created directorships;

(B)      beneficial ownership (as determined by Rule 13d‑3 under the Securities Exchange Act of 1934, as amended (or any successor thereto)) of more than 50% of all outstanding voting stock of the Company is acquired in one or more transactions by any person or group of persons acting in concert (other than the Company); or

                                        (C)      the stockholders of the Company approve a definitive agreement or plan to

(1)       merge or consolidate the Company with or into another corporation (other than (a) a merger or consolidation with a corporation controlling the Company or controlled by the Company within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended, or (b) a merger in which the Company is the surviving corporation and either (x) no outstanding voting stock of the Company (other than fractional shares) held by stockholders immediately prior to the merger is converted into cash, securities or other property or (y) all holders of outstanding voting stock of the Company (other than fractional shares) immediately prior to the merger have substantially the same proportionate ownership of the voting stock of the Company or its parent corporation immediately after the merger),

(2)       exchange, pursuant to a statutory exchange of shares of voting stock of the Company held by stockholders of the Company immediately prior to the exchange, shares of one or more classes or series of voting stock of the Company for shares of another corporation, or

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(3)       sell or otherwise dispose of all or substantially all the assets of the Company (in one transaction or a series of transactions).

           7.        Continued Arrangements; Certain Equipment.

                       (a)       From the Amendment Date to the Termination Date, the Company shall continue to provide to Executive the executive-assistant support, office space and other similar arrangements as were provided to Executive immediately before the Amendment Date.

                       (b)       The Company and Executive acknowledge that Executive currently has exclusive use of a computer and certain other office equipment now located in the office occupied by Executive at the Company (the "Equipment"). Executive may, before the Termination Date, give notice to the Company of his desire to receive a price for such items of Equipment as may be listed in such notice. Promptly after receiving such notice, the Company shall deliver to Executive a list of such items and the depreciated book value of each, as then shown on the Company's records. Executive may give notice to the Company within 10 days after receiving such list and, if he does so, the Company shall sell to Executive such Equipment as specified in such notice, upon payment by Executive to the Company of cash equal to such depreciated book value.

            8.        Status of Agreement. Except as amended by the foregoing, the Agreement and each provision thereof shall remain in full force and effect. The Agreement and this Amendment state the entire agreement between Executive and the Company regarding employment of Executive by the Company and termination of such employment, and neither party has any obligation related to such employment or termination thereof other than stated in the Agreement and this Amendment (plus such obligations, if any, that are imposed by law or by any benefit plan of the Company in which Executive is a participant).

           IN WITNESS WHEREOF, the parties have executed this Amendment, effective on the Amendment Date.

EXECUTIVE:	THE COMPANY:

/s/Paul B. Burke	BMC INDUSTRIES, INC.
Paul B. Burke

By: /s/Curtis E. Petersen
Title: Senior Vice President and CFO